UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2016

Recro Pharma, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-36329	26-1523233
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

490 Lapp Road, Malvern, Pennsylvania	19355
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 395-2470

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 8, 2016, Recro Pharma, Inc. (the “Company”) entered into a First Amendment (the “Amendment”) to the Purchase and Sale Agreement, dated as of March 7, 2015, by and among Alkermes Pharma Ireland Limited (“APIL”), Daravita Limited, Eagle Holdings USA, Inc., the Company and Recro Gainesville LLC, a wholly-owned subsidiary of the Company. The Amendment revises the payment terms of the Development Milestone Earn-Out Consideration (as defined in the Amendment) due from the Company to APIL to provide that the Company may elect, at its option, to defer the $10 million milestone payment otherwise due upon the filing of the new drug application (“NDA”) for intravenous meloxicam to approval of the NDA (the “Deferral Option”). If the Company elects the Deferral Option, the $10 million milestone payment will be increased to $15 million, which will result in an aggregate milestone payment due to APIL of $45 million upon approval of the NDA.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Document

2.1	First Amendment to Purchase and Sale Agreement, dated December 8, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Recro Pharma, Inc.

By:	/s/ Gerri A. Henwood
Name:	Gerri A. Henwood
Title:	Chief Executive Officer

Date: December 8, 2016

EXHIBIT INDEX

Exhibit No.	Document

2.1	First Amendment to Purchase and Sale Agreement, dated December 8, 2016